EXHIBIT 23.3

Consent of Lee Keeling and Associates, Inc. - Independent Petroleum Engineers

We consent to the reference to our firm under the caption “Experts” and to the reference to our “Appraisal of Oil and Gas Properties Effective Date January 1, 2004,” in the Registration Statement (Form SB-2) and related prospectus of Arena Resources, Inc.

Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

August 4, 2004